Exhibit 99.01

OGE Energy Corp. reports earnings for 2018 and outlook for 2019

•	Company achieves record-breaking safety performance

•	Customer rates lower in 2019 than 2011 following more than $5 billion of investment

•	Strategic investment drives emissions reductions to among the best in industry

•	Company improves on already high customer satisfaction and reliability results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.6 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported earnings of $2.12 per average diluted share in 2018, compared with earnings of $3.10 per average diluted share in 2017. Consolidated earnings per average diluted share for 2017 include a $1.18 per share gain due to the remeasurement of deferred taxes as a result of 2017 tax reform at its unregulated midstream investment.

In 2018, OG&E, a regulated electric utility, reported net income of $328 million and contributed $1.64 per diluted share, compared with $306 million, or $1.53 per diluted share in 2017. OGE Energy Holdings, which is primarily Natural Gas Midstream Operations, received cash distributions from Enable Midstream of approximately $141 million and contributed earnings of $109 million, or $0.54 per diluted share in 2018, compared to earnings of $324 million, or $1.62 per diluted share in 2017. The holding company posted a loss of $12 million or $0.06 per diluted share in 2018, compared to $11 million or $0.05 per diluted share in 2017. Federal tax reform legislation passed in December of 2017 increased Enable Midstream earnings by $245 million or $1.23 per diluted share and decreased earnings at the holding company $11 million or $0.05 per diluted share due to the remeasurement of deferred taxes.

"2018 may well be regarded as the best year in our company's history," said OGE Energy Chairman, President and CEO Sean Trauschke. "I'm most proud of our record-breaking safety performance. It was among the best in the industry. Not only were employees setting safety records, they were busy completing critical, complex, yet very beneficial, projects for our customers. They delivered more renewables, added state-of-the art power generation, significantly reduced our emissions footprint, improved reliability and customer satisfaction, and kept customer rates 31 percent below the national average. These are once-in-a-generation accomplishments made possible by the hard work and dedication of every member of the OGE team."

Fourth Quarter results
For the three months ended December 31, 2018, OGE Energy reported earnings of $0.27 per diluted share compared with $1.48 per diluted share in the fourth quarter of 2017 which included $1.18 per diluted share resulting from tax reform. Excluding the impact of tax reform, the decrease is primarily due to lower earnings from the utility partially offset by higher earnings from the Enable Midstream business.

Discussion of 2018 results

OG&E reported net income of $328 million in 2018 compared to $306 million in 2017. Gross margin (see "Non-GAAP Financial Measures" below) was $1.378 billion in 2018, which was approximately $14 million higher than 2017. The increase in gross margin for the year was due in part from higher revenues due to favorable weather and customer growth. Offsetting higher gross margin were higher depreciation and amortization expense as a result of the March 2017 Oklahoma rate order and new assets placed into service.

OGE Energy Holdings (primarily Natural Gas Midstream Operations) contributed earnings to OGE of approximately $109 million for 2018 compared to $324 million for 2017. Excluding tax reform, Enable earnings were higher due to increased volumes primarily in the gathering and processing segment.

2019 Outlook
OG&E is projected to earn $1.55 to $1.62 per average diluted share. The Company projects the earnings contribution from its ownership interest in Enable Midstream to be approximately $0.52 to $0.58 per average diluted share and up to a $0.02 loss per average diluted share at the holding company. Additionally, OGE Energy consolidated earnings guidance for 2019 is $2.05 to $2.20 per average diluted share. The guidance assumes approximately 201 million average diluted shares outstanding and normal weather for the year. More information regarding the Company’s 2019 earnings guidance and the Company’s 2018 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Exhibit 99.01

Conference Call Webcast
OGE Energy will host a live webcast for discussion of the results of 2018 and the 2019 outlook on Thursday, February 21, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 850,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.6 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less cost of sales. Cost of sales, as reflected on the income statement, includes fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies. Further, gross margin is not intended to replace operating revenues as determined in accordance with GAAP as an indicator of operating performance.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	OG&E
	Year Ended December 31,
(Dollars in Millions)	2018	2017
Operating revenues	$2,270.3	$2,261.1
Cost of sales	892.5	897.6
Gross Margin	$1,377.8	$1,363.5

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect

Exhibit 99.01

cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in this Form 10-K; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2018.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01

OGE ENERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2018	2017	2018	2017
OPERATING REVENUES
Revenues from contracts with customers	$501.6	$—	$2,211.7	$—
Other revenues	10.2	—	58.6	—
Operating revenues	511.8	501.9	2,270.3	2,261.1
COST OF SALES	228.9	201.1	892.5	897.6
OPERATING EXPENSES
Other operation and maintenance	121.4	117.8	474.6	458.7
Depreciation and amortization	80.8	76.3	321.6	283.5
Taxes other than income	22.7	21.0	92.0	89.4
Operating expenses	224.9	215.1	888.2	831.6
OPERATING INCOME	58.0	85.7	489.6	531.9
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	49.5	32.6	152.8	131.2
Allowance for equity funds used during construction	3.8	12.5	23.8	39.7
Other net periodic benefit expense	(0.1)	(6.0)	(10.8)	(21.6)
Other income	7.5	12.3	21.7	46.4
Other expense	(12.3)	(4.8)	(23.4)	(14.1)
Net other income	48.4	46.6	164.1	181.6
INTEREST EXPENSE
Interest on long-term debt	37.9	39.8	157.4	153.6
Allowance for borrowed funds used during construction	(1.9)	(5.4)	(11.7)	(18.0)
Interest on short-term debt and other interest charges	1.8	1.4	10.3	8.2
Interest expense	37.8	35.8	156.0	143.8
INCOME BEFORE TAXES	68.6	96.5	497.7	569.7
INCOME TAX EXPENSE (BENEFIT)	13.9	(198.3)	72.2	(49.3)
NET INCOME	$54.7	$294.8	$425.5	$619.0
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.7	199.7	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.9	199.8	200.5	200.0
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.27	$1.48	$2.13	$3.10
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.27	$1.48	$2.12	$3.10
DIVIDENDS DECLARED PER COMMON SHARE	$0.36500	$0.33250	$1.39500	$1.27000

Exhibit 99.01

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2018	2017	2018	2017
Operating revenues by classification:
Residential	$186.3	$184.1	$901.0	$884.1
Commercial	137.1	137.7	598.0	588.3
Industrial	46.8	44.3	196.7	200.6
Oilfield	39.9	34.9	153.2	159.5
Public authorities and street light	47.1	48.6	204.0	208.0
Sales for resale	0.1	0.1	0.2	0.2
System sales revenues	457.3	449.7	2,053.1	2,040.7
Provision for rate refund	0.2	1.8	(6.0)	26.8
Integrated market	10.0	6.7	48.7	23.5
Transmission	38.2	38.1	147.4	151.2
Other	6.1	5.6	27.1	18.9
Total operating revenues	$511.8	$501.9	$2,270.3	$2,261.1
MWh sales by classification (In millions)
Residential	2.1	1.9	9.7	8.8
Commercial	1.9	1.9	8.1	7.6
Industrial	0.9	0.9	3.8	3.6
Oilfield	0.9	0.8	3.4	3.2
Public authorities and street light	0.7	0.8	3.1	3.1
System sales	6.5	6.3	28.1	26.3
Integrated market	0.3	0.4	1.4	1.8
Total sales	6.8	6.7	29.5	28.1
Number of customers	849,372	841,830	849,372	841,830
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	3.314	2.940	2.517	2.821
Coal	1.982	1.971	2.025	2.069
Total fuel	2.427	2.139	2.122	2.211
Total fuel and purchased power	3.270	2.905	2.900	3.049
Degree days
Heating - Actual	1,556	1,303	3,776	2,877
Heating - Normal	1,329	1,329	3,349	3,349
Cooling - Actual	72	97	2,123	1,944
Cooling - Normal	74	74	2,092	2,092